Exhibit 10.2

AZURE MIDSTREAM PARTNERS GP, LLC.

July 1, 2016

I.J. “Chip” Berthelot, II

19121 FM 1094

New Ulm, Texas 78950

Re:  Retention Agreement

Dear Chip:

This letter confirms that Azure Midstream Partners GP, LLC (“ Employer”) has agreed to retain your services on behalf of Azure Midstream Partners, LP (the “Partnership”) as President and Chief Executive Officer of Employer (and in a similar position for any of the Partnership’s subsidiaries for which you currently act in such capacities), and you have agreed to serve it in such capacities, from the date of this letter through March 31, 2017 (the “Retention Period”).

Employer and you have discussed entering into longer-term arrangements concerning your employment beyond the Retention Period.  During the Retention Period, Employer and you will continue to negotiate in good faith with a view toward entering into definitive written agreements regarding your further employment (“Definitive Agreements”) prior to the end of the Retention Period.  Neither Employer nor you will be under any obligation in connection with your employment following the Retention Period unless and until Employer and you execute and deliver such Definitive Agreements.

As consideration for your agreeing to provide services to the Employer during the Retention Period, the Employer will pay you retention compensation in the amount of Five Hundred Thousand & 00/100 ($500,000.00), payable in three equal installments on each of July 1, 2016, October 1, 2016 and January 1, 2017.  The amount of such retention compensation for payments to be made after the Definitive Agreements are entered into may be modified by the Definitive Agreements, and amounts paid or to be paid may be credited against amounts payable under the Definitive Agreements, all as may be set forth in the Definitive Agreements.  Such Definitive Agreements are intended to supersede and replace both this agreement and the Retention Agreement with Azure Midstream Holdings, LLC (“Holdings”). Such retention compensation is payable in addition to salary, benefits and other compensation you currently receive for providing services to Employer.  Such retention compensation is also in addition to

12377 Merit Drive, Suite 300  •   Dallas, Texas  75251   •   Tel:  972-674-5200   Fax:  972-385-8775

www.azuremidstream.com

any payments due you under a separate agreement or otherwise related to your services to Holdings and its subsidiaries during the Retention Period.

If this letter correctly sets forth the agreements between Employer and you, please so indicate by signing and returning a counterpart of this letter agreement.

Azure Midstream Partners GP, LLC

By:	/s/ Thomas Whitener
Thomas Whitener,
Chairman of the Board of Directors

Accepted and agreed to as of the above date:

/s/ I.J. “Chip” Berthelot, II
I.J. “Chip” Berthelot, II